Exhibit 8.1

List of TORM plc Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation or Organization
TORM A/S	Denmark
OCM Singapore Njord Holdings Hardrada, Pte. Ltd	Singapore
TORM Shipping India Private Limited	India
TORM Singapore Pte. Ltd.	Singapore
TORM USA LLC	United States
VesselCo 9 Pte. Ltd.	Singapore
VesselCo 10 Pte. Ltd.	Singapore
VesselCo 12 Pte. Ltd.	Singapore
TORM SHIPPING (PHILS.), INC.	Philippines
Marine Exhaust Technology A/S	Denmark
ME Production A/S	Denmark
Marine Exhaust Technology (Hong Kong) Ltd	China
Suzhou ME Production Technology Co, Ltd.	China